UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 8, 2006

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

4400 Main Street, Kansas City, MO 64111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 8, 2006, Option One Mortgage Corporation (“OOMC”), a wholly owned subsidiary of H&R Block, Inc. (the “Company”), entered into Omnibus Amendment No. 2 dated as of September 8, 2006 among OOMC, Option One Owner Trust 2002-3 (the “Trust”), and Wells Fargo Bank, N.A. (“Wells Fargo”) (the “Amendment”).

The purpose of the Amendment was to extend the term of OOMC’s off-balance sheet financing arrangement with UBS to fund daily non-prime originations through October 10, 2006, subject to various triggers, events or occurrences that could result in earlier termination (the “UBS Warehouse Facility”).

The UBS Warehouse Facility provides funding totaling $1,500,000,000, bears interest at one-month LIBOR plus a margin rate, and provides for the payment of minimum usage fees. The UBS Warehouse Facility is also subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth requirement, capital adequacy test, net income test, liquidity requirements, leverage ratios and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the UBS Warehouse Facility.

Under the UBS Warehouse Facility, non-prime loans originated by OOMC are sold daily to the Trust, which utilizes the UBS Warehouse Facility to purchase the loans. The Trust subsequently sells the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K for the fiscal year ended April 30, 2006.

Certain parties to the UBS Warehouse Facility have other relationships with the Company or its affiliates. Affiliates of UBS and Wells Fargo are lending parties pursuant to credit facilities maintained by Block Financial Corporation (“BFC”), as borrower, and the Company, as guarantor, with various lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	September 12, 2006	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary